Exhibit 99.1

Investor Relations Contact: David Humphrey
Title: Vice President – Investor Relations
Phone: 479-785-6200
Email: dhumphrey@arcb.com

Media Contact: Autumnn Mahar
Title: Senior Manager, PR and Social
Phone: 479-494-8221 Email: amahar@arcb.com

ArcBest® to Acquire MoLo Solutions,
Enhancing Scale and Accelerating Growth

•	MoLo, a Chicago-based truckload broker, expects 2021 revenue of approximately $600 million
•	Transaction doubles ArcBest’s available capacity, creating a Top 15 U.S. truckload broker with access to over 70,000 carrier partners
•	Enhances ability to serve large customers across suite of logistics solutions, with increased cross-selling expected to drive higher revenue, earnings and retention
•	Expected to drive sustainable earnings growth; accretion of EPS before acquisition-related amortization anticipated in the first full year of operations

Fort Smith, Arkansas, September 29, 2021 — ArcBest® (Nasdaq: ARCB), a leader in supply chain logistics, today announced that it has entered into a definitive agreement to acquire MoLo Solutions, LLC (“MoLo”), a Chicago-based truckload freight brokerage. With the acquisition, ArcBest will become a top 15 U.S. truckload broker with access to over 70,000 carrier partners.

Founded in 2017, MoLo has outpaced industry benchmarks by rapidly growing its customer base and revenue – recently ranking #1 in the Transportation & Logistics industry on the “2021 Inc. 5000 Fastest-Growing Private Companies in America”. MoLo revenue in 2020 equaled $274 million, an increase of more than 100% over the previous year, and MoLo expects revenue of approximately $600 million in 2021.

Strategic highlights of ArcBest’s acquisition of MoLo are expected to include:

•	Acceleration of Asset-Light business growth by improving ArcBest’s ability to serve larger customers and expanding access to truckload capacity partners.
•	Expansion of ArcBest’s revenue opportunities through increased cross-selling potential, better ability to secure new customers and a strong presence in the logistics innovation hub of Chicago.
•	Enhancement of shareholder value, including revenue and earnings growth and improved prospects for superior financial returns, through leveraging economies of scale and operational efficiency synergies. Expected to deliver accretion of EPS before acquisition-related amortization in the first full year of operations.
•	Strengthening a shared culture of customer obsession that has driven growth and compelling performance for both companies.

“We are pleased to add MoLo’s significant capabilities and talent to our truckload brokerage offering, allowing us to better meet the critical needs of our customers, deliver comprehensive supply chain solutions and accelerate our company’s continued growth,” said Judy R. McReynolds, ArcBest chairman, president and CEO. “Since its founding four years ago, MoLo has built a strong foundation and reputation for excellence based on trusted customer and carrier relationships, as well as a proven ability to offer unsurpassed service. Since we began discussing a possible transaction several months ago, it became clear what a great fit MoLo was with ArcBest.”

McReynolds added, “ArcBest’s timely investment further accelerates growth by increasing the scale of our asset-light business, and MoLo’s proven ability to cultivate significant shipment growth with large shippers will be highly complementary and synergistic. This acquisition capitalizes on our terrific business momentum and positions us to enhance value for all of our stakeholders, including our customers, employees, communities and ArcBest shareholders.”

ArcBest president of Asset-Light Logistics and chief yield officer, Danny Loe, said, “There is tremendous market opportunity in the truckload brokerage business, and we are pleased with continued growth and progress in that area. Our relationships are built on trust. Providing a seamless and significantly enhanced truckload brokerage offering will strengthen and grow our customer relationships. We’re excited to have Andrew Silver, an experienced Chicago-based leader, overseeing that offering for ArcBest.”

Andrew Silver, CEO of MoLo, said, “We have spent the last four years building a great organization, with a vision to create the best experience in the industry for our employees, drivers, and shipper partners. We believe this partnership with ArcBest further advances the opportunity we have to achieve our vision. MoLo has been able to reach $600 million in annual revenues with only 500 shippers; in doing this deal, we can now tap into ArcBest’s 30,000 existing shippers and offer them the same level of service we’ve been providing our existing customers. In addition to that, we can now offer our customers a breadth of services we couldn’t before, including owned assets, increased drop trailer capabilities, LTL, expedited, outsourced transportation management, and more. I am incredibly thankful that ArcBest sees the same potential in our people that we do. Together, we are going to accomplish great things.”

Terms of the Transaction

Terms of the transaction include a cash payment at closing of $235 million from available funds, subject to post-closing adjustments, and the potential for additional cash consideration based on achievement of Adjusted EBITDA targets for years 2023 through 2025 as outlined in Exhibit 99.2 of the Form 8-K filed on September 29, 2021. The acquisition is expected to close in the fourth quarter of 2021, subject to customary conditions and expiration of the applicable waiting period pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976.

Advisors

Stephens Inc. acted as financial advisor to ArcBest for the transaction while J.P. Morgan Securities LLC acted as financial advisor for MoLo. Vinson & Elkins acted as legal advisor to ArcBest. Eversheds Sutherland acted as legal advisor to MoLo.

Conference Call

ArcBest will host a conference call with company executives to discuss the details of the transaction. The call will be today, Wednesday, September 29, at 5:00 p.m. EDT (4:00 p.m. CDT). Interested parties are invited to listen by calling (800) 931-6428 or by joining the webcast which can be found on ArcBest’s website at arcb.com. Slides to accompany this call are included in Exhibit 99.2 of the Form 8-K filed on September 29, 2021, will be posted and available to download on the company’s website prior to the scheduled conference time, and will be included in the webcast. Following the call, a recorded playback will be available through the end of the day on November 1, 2021. To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers). The conference call ID for the playback is 21998087. The conference call and playback can also be accessed, through November 1, 2021, on ArcBest’s website at arcb.com.

About ArcBest

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with 14,000 employees across more than 250 campuses and service centers, the company is a logistics powerhouse, fueled by the simple notion of finding a way to get the job done. Through innovative thinking, agility and trust, ArcBest leverages their full suite of shipping and logistics solutions to meet customers’ critical needs, each and every day. For more information, visit arcb.com.

About MoLo

MoLo is a third-party logistics company with a mission to deliver the best experience in transportation. At MoLo, we’re driven to do things the right way. For us, that starts by creating a better environment for logistics professionals, which allows us to provide a better experience for drivers and carriers in our network and offer better service to our customer partners. MoLo’s commitment to our core values impacts everything we do, from caring for our customers to coordinating the carriers who move our freight.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information contained in this press release that are not based on historical facts may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “int end,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: widespread outbreak of an illness or disease, including the COVID-19 pandemic and its effects, or any other public health crisis, as well as regulatory measures implemented in response to such events; external events which may adversely affect us or the third parties who provide services for us, for which our business continuity plans may not adequately prepare us; a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; interruption or failure of third-party software or information technology systems or licenses; untimely or ineffective development and implementation of, or failure to realize potential benefits associated with, new or enhanced technology or processes, including the pilot test program at ABF Freight; the loss or reduction of business from large customers; the ability to manage our cost structure, and the timing and performance of growth initiatives; inability to close the contemplated MoLo acquisition in the anticipated timeframe or at all; the cost, integration, and performance of any recent or future acquisitions, including the MoLo acquisition, and the inability to realize the anticipated benefits of the acquisition within the expected time period or at all; the timing or amount of the earnout payments for the MoLo acquisition, if any; maintaining our corporate reputation and intellectual property rights; competitive initiatives and pricing pressures; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; relationships with employees, including unions, and our ability to attract, retain, and develop employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; union employee wages and benefits, including changes in required contributions to multiemployer plans; availability and cost of reliable third-party services; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; governmental regulations; environmental laws and regulations, including emissions-control regulations; default on covenants of financing arrangements and the availability and terms of future financing arrangements; self-insurance claims and insurance premium costs; potential impairment of goodwill and intangible assets; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; seasonal fluctuations and adverse weather conditions; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s public filings with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

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